EXHIBIT 4.09


                          CONSULTANT RETAINER AGREEMENT

THIS AGREEMENT dated as of and effective on the 31st day of December, 2002;


BETWEEN:
               ARCHANGEL DIAMOND CORPORATION, a Corporation continued under the laws of the Yukon Territories, Canada;

                                                             (the "Corporation")


AND:

               GERALD E. DAVIS, of the City of Littleton in the State of Colorado, U.S.A.;

                                                              (the "Consultant")


WITNESSES THAT WHEREAS:

A. The Corporation is an international diamond exploration company holding certain joint exploration and participation rights with respect to the mining of diamonds from the 400 square kilometer Verkhotina Area in the Oblast of Arkhangel'sk in northwestern Russia;

B. The Consultant is willing and capable of providing on a "best efforts" basis various management consulting services with respect to Corporation's diamond interests;

C. The Corporation desires to retain the Consultant as an independent consultant and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree each with the others as follows:

1. DUTIES OF THE CONSULTANT

1. 1. Subject to the terms and conditions hereof, the Corporation hereby retains the Consultant as an independent consultant and the Consultant hereby accepts and agrees to such retainer. The Consultant shall render consulting services outside of the United States of America with respect to the strategic management, planning and budgeting with respect to the Corporation's diamond exploration interests to the Corporation, together with such other services as may, from time to time, be mutually agreed to by the Consultant and the Corporation during the term of this Agreement (the "Services").

1.2. The Consultant agrees that he shall, during the continuance of this Agreement, provide the Services personally and in that respect apply his reasonable time and attention to the business of the Corporation, and to any subsidiary of the Corporation, for the performance of the Services faithfully, diligently, to the best of his abilities and in the best interests of the Corporation. The time of service to be provided hereunder by the Consultant shall be as agreed to from time to time by the Corporation and the Consultant.

1.3. The Corporation acknowledges that the Consultant currently serves and may, from time to time, serve as a director or officer of entities which do not conflict with duties under this Agreement.

1.4. The term "subsidiary" as used herein means any company or companies of which more than fifty per cent of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are beneficially owned by or held for the Corporation and/or any other company in like relation to the Corporation and include any company in like relation to the subsidiary.

2.          TERM

2.1. The appointment shall commence with effect from December 31, 2002 (the "Effective Date") and shall continue for an initial period of Two (2) years from the Effective Date unless earlier terminated in accordance with the provisions of this Agreement (the "Initial Term"). If agreed by the parties, the appointment will continue, starting January 1, 2005 on a one (1) year annual basis until terminated prior to the end of such year in accordance with the provisions of this Agreement.

3.          COMPENSATION

3.1. The Corporation agrees to pay a fee for Services to the Consultant at the rate of US$134,322 per annum, payable to the Consultant in equal monthly installments within Thirty (30) days following the submission by the Consultant of monthly invoices for Services rendered by the Consultant.

3.2. The Corporation agrees to pay to the Consultant if applicable, at the same times and in the same manner as provided for in the Excise Tax Act (Canada) all Goods and Services Tax ("GST") payable in respect of the Services provided hereunder, including without limitation, such taxes calculated on or in respect of amounts payable by the Corporation under this Agreement. It is anticipated that the majority of the consulting will be performed outside of the United States of America.

3.3. It is understood and agreed that the Consultant may incur reasonable expenses in connection with his duties under this Agreement. The Corporation will reimburse the Consultant for any such expenses, including business class travel expenses, provided that the Consultant provides to the Corporation an itemized written account and receipts acceptable to the Corporation within sixty days after they have been incurred. The Consultant will not be reimbursed for any item in excess of US$5,000 unless approved in advance in writing by the President, Chief Executive Officer or Chief Financial Officer, as the case may be, of the Corporation.

3.4. Subject to the policies of the TSX Venture Exchange and any applicable securities laws, the Consultant may in the sole discretion of the board of directors be granted incentive stock options to acquire common shares in the capital of the Corporation pursuant to the Corporation's then applicable stock or equity compensation plan provided, however, that the Consultant shall enter into an agreement with respect to the granting of the above stock options in the form provided by the Corporation which complies with the terms of such plan and the policies of the TSX Venture Exchange. 3.5. The parties hereto understand and agree that any and all deductions, assessments and remittances required as a result of the compensation payable to the Consultant pursuant to this Consulting Agreement shall be and remain the sole responsibility of the Consultant.

4.          COVENANTS OF THE CONSULTANT

4.1. The Consultant shall be responsible for obtaining all necessary licenses and permits and for complying with any applicable federal, state, provincial and municipal laws, codes and regulations in connection with the provision of the Services hereunder and the Consultant shall when requested provide the Corporation with adequate evidence of his compliance with this Section 4. 1.

4.2. The Consultant shall comply, while on the premises used by the Corporation, with all the rules and regulations of the Corporation from time to time in force which are brought to his notice or of which he could reasonably be aware.

4.3. The Consultant acknowledges that as the result of entering into this Agreement he will be a "person in a special relationships, as that expression is defined in the securities laws of various provinces of Canada, with the Corporation, and that as such he may receive information concerning material changes in or material facts concerning the business and affairs of the Corporation that has not been generally disclosed, and it covenants and agrees that he will not purchase or sell any securities of the Corporation until such information has been generally disclosed.

5.          AUTHORITY

5.1. It is understood and acknowledged by the parties that the Consultant is, being retained by the Corporation as an independent contractor and that the Consultant shall have no authority to enter into any agreement or incur any obligation on behalf of the Corporation, except with the prior written consent of the President, Chief Executive Officer or Chief Financial Officer, as the case may be, of the Corporation.

6.          CONFIDENTIAL INFORMATION

6.1. The Consultant acknowledges that he will, in providing the Services, acquire information about certain matters and things which are confidential to the Corporation, and which information is the exclusive property of the Corporation, including, without limitation, the following:

     (a)  exploration and/or development plans;

     (b)  assay results, geological data and/or feasibility reports;

     (e)  financing arrangements and/or joint venture agreements; and

     (d) other confidential information concerning the business operations or financing of the Corporation.

6.2. The Consultant acknowledges the information as referred to in paragraph 6.1 could be used to the detriment of the Corporation. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of the Consultant's retainer except as may be necessary in the proper discharge of his retainer under this Agreement, or after the term of his retainer, however caused, except with the written permission of the President, Chief Executive Officer or Chief Financial Officer, as the case may be, of the Corporation. The Consultant also agrees that the unauthorized disclosure of any such information during the life of this Agreement shall constitute a failure to comply with this Agreement for the purposes of Section 7 of this Agreement.

6.3. The Consultant acknowledges that in addition to any and all rights of the Corporation, the Corporation shall be entitled to injunctive relief in order to protect the Corporation's rights and property as set out in Sections 6.1 and 6.2 of this Section.

6.4. The Consultant understands and agrees that the Corporation has a material interest in preserving the relationship it has developed with its joint venture partners against impairment by competitive activities of a former employee. Accordingly, the Consultant agrees that the restrictions and covenants contained in this Section 6 and the Consultant's agreement to them by his execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Corporation to enter into this Agreement and to employ the Consultant, and that the Corporation would not enter into this Agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Consultant against the Corporation whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the covenants or restrictions provided in this Section 6, provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

7.         TERMINATION

7.1. The Corporation or the Consultant may terminate this Agreement at any time in the event of the failure of the other party to comply with any of the material provisions hereunder upon such other party being notified in writing by the party alleging such failure and failing to remedy such failure within thirty
(30) days of receiving such notice in which case the Consultant shall only be paid fees for Services up to the end of such thirty (30) days.

7.2. The Consultant may, at any time, terminate this Agreement upon the giving of sixty (60) days written notice to the Corporation in which case the Consultant shall only be paid fees for Services up to the end of such sixty (60) days. The Corporation may terminate this Agreement immediately upon paying to the Consultant a lump sum payment representing that aggregate fees for Service payable for the balance of the Initial Term or the 1 year renewal term, as the case may be, of this Agreement, plus GST or similar taxes related thereto as applicable.

7.3.     This Agreement shall be terminated upon the death of the Consultant.

7.4. Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 4.3, 6, 8 and 9 any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

8.         CORPORATION'S PROPERTY

8.1. The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to the Consultant's retainer under this Agreement, or furnished by the Corporation to the Consultant including, without limitation, all equipment, automobiles credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Corporation at all times and shall be surrendered to the Corporation, in good condition, promptly at the request of the Corporation, or in the absence of a request, on the termination of the Consultant's retainer with the Corporation.

9.         NOTICES

9.1. Any notice, waiver, direction or other instrument or communication required or permitted to be given to any of the parties hereunder shall be in writing and may be given by facsimile transmission or by delivering the same:

         (a)     In the case of the Corporation, to:

                 Archangel Diamond Corporation
                 C/O 204 Lambert Street
                 Whitehorse, Yukon Territory
                 YIA 3T2

                 Fax: (867) 667-7600
                 Attention:     President and CEO

         (b)     In the case of the Consultant, to:

                 34 Lark Bunting LN
                 Littleton, Colorado
                 80127

                 Fax:           (303) 297-0538
                 Attention:     Mr. Gary E. Davis
                                         -

9.2. Any notice, waiver, direction or other instrument or communication if delivered shall be deemed to have been validly and effectively given on the date on which it was delivered and, if sent by facsimile transmission, shall be deemed to have been validly and effectively given on the next Business Day following the day on which it was sent; provided that, if the day of delivery is not a Business Day, such notice, waiver, direction or other instrument or communication shall be deemed to have been given and received on the next Business Day following such date. For the purposes of this Agreement "Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Canada.

9.3. The Corporation and the Consultant may change its address for notices or service from time to time by notice given in accordance with the foregoing.

10.          INTERPRETATION AND GENERAL PROVISIONS

10.1. Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to sections and paragraphs are to sections and paragraphs of this Agreement.

10.2. Number. In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and Corporations and vice versa.

10.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the retainer of the Consultant from and after the Effective Date and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to any employment or retainer of the Consultant by the Corporation are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreement.

10.4. Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

10.5. Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

10.6. Assignment. The rights which accrue to the Corporation under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

10.7. Further Assurances. The Consultant shall from time to time at the request of the Corporation and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the effect of the retainer for the Services contemplated hereby.

10.8.    Time. Time shall be of the essence of this Agreement.

10.9. Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

10.10.  Severability.  If any  provision of this  Agreement is  determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

10.11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws from time to time in force in the Province of Ontario and the laws of Canada applicable herein, and each of the parties hereby attorns to the non-exclusive jurisdiction of the courts of Ontario.

10.12. Benefit of Agreement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.13. Counterparts. This Agreement may be executed in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

10.14. Copy of Agreement. The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF this Agreement has been duly executed by the respective parties hereto effective as of the date first above written.

ARCHANGEL DIAMOND CORPORATION
By:


 /s/ Michael J.M. Farmiloe                                    c/s
-----------------------------------
(Authorized Signatory)



(Authorized Signatory)




  /s/ Gerald E. Davis                   Witnessed By:
-----------------------------------
GERALD E. DAVIS
                                        /s/ Robert Shirriff
                                        ----------------------------------------
                                        (Signature)

                                        135 Roxborough Drive
                                        ----------------------------------------
                                        (Print Name & Address)

                                        Toronto, Ontario
                                        -----------------------------------

                                       7